March 15, 2002

Mr. Richard Erickson
800 New England Drive
Westfield. New Jersey 07090

Dear Rich:

AlphaNet Solutions, Inc. (hereinafter, the “Company”) is pleased to offer you a consulting engagement with the Company effective March 15, 2002. In your capacity as a consultant, you will report directly to the Company’s Board of Directors and execute the responsibilities, and exercise the authority, of a CEO. In your role as CEO, you will be named as an additional insured under the Company’s current Directors and Officers liability insurance coverage. It is understood and agreed that you (and no one else) will personally perform all consulting services referenced in this offer letter.

Except in the event of your death or a disability rendering you unable to personally perform the aforementioned consulting services, or unless converted into an employment agreement as specified below, this engagement shall have a guaranteed minimum term of six (6) months. For your services as a consultant, you shall be paid against the submission of appropriate invoices therefor at the rate of $15,000 per month. Such monthly fees may, at your election, be made payable to a designated limited liability company of which you are the managing member (the “LLC”), provided that it is understood that this is an engagement for personal services and it is only you whose personal services are being provided to the Company hereunder. A bonus payment of $90,000 will be paid upon (a) the conclusion of the consulting agreement in the event that an employment agreement has not been executed by both parties on or before September 15, 2002; or (b) the occurrence of certain other mutually agreed contingencies. In the event the consulting engagement is converted into an employment agreement, you will be entitled to a pro rata portion of the $90,000 bonus as described, and on the schedule, set forth below.

In addition to the aforementioned cash payments, you or the LLC shall be provided with a fully-vested stock option or warrant, as appropriate, for 25,000 shares of the Company’s common stock at the closing price thereof on March 15, 2002. If an option, the option will be granted on the terms and conditions set forth in the Company’s 1995 Stock Plan, as the same may be amended from time to time (the “Stock Plan”) and accompanying Stock Option Agreement; if a warrant, the warrant will be granted on the terms and conditions set forth in an appropriate Warrant Agreement. Subject to applicable securities laws and regulations and Company policy, including quiet trading periods, such options or warrants may be exercisable for up to sixty (60) days from the later of the date of termination of your consulting engagement with the Company or the date of termination of your employment with the Company as set forth below.

Within six (6) months of March 15, 2002, at the sole discretion of the Board of Directors of the Company, the aforementioned consulting engagement may be converted into a two-year mutually agreed employment Mr. Richard Erickson agreement, pursuant to which you would be retained as chief executive officer (“CEO”) of the Company at an annual base salary of $260,000, payable in bi-weekly installments in accordance with the Company’s normal payroll practices. Increases will be made available annually in the discretion of the Company’s Board of Directors.

Mr. Richard Erickson
March 15, 2002
Page Two

In the event of conversion of the consulting engagement into an employment agreement, the aforementioned $90,000 bonus will be prorated (based on the date of execution of the employment agreement) to reflect the appropriate percentage of time against the six-month consulting engagement and will be paid within sixty (60) days of the date of execution of the employment agreement (e.g., if the employment agreement is executed within four (4) months of the commencement of the consulting engagement, the total bonus payment would be 4/6 of $90,000, or $60,000).

In addition the following terms would be incorporated into the employment agreement:

1.	You will be eligible for a discretionary performance bonus targeted at 80% of annual base salary; provided, however, for the first end-of-year period with the Company, the performance-related bonus will be prorated based on the actual number of months of active employment. The approved bonus amount will be paid in accordance with the Company’s bonus payout schedule in effect from time to time, but payment shall be no later than the first quarter of the subsequent year, contingent upon your status as an active employee of the Company at the time of the payment. Payment of the bonus will also be contingent upon the Company attaining its business and financial objectives. In this connection, your personal management objectives will be determined on an annual basis, and first-year bonus criteria will be mutually determined and agreed to prior to your start date (but no later than June 15, 2002). Such criteria will be based on one or more of the following factors: revenue growth, EPS, stock price or operating income (EBITDA). Any payments to be made hereunder are within the sole discretion of the Company.

2.	Subject to approval by the Board of Directors of the Company, and availability of options under the Stock Plan, you will be granted an additional 275,000 stock options on the terms and conditions set forth in the Stock Plan and accompanying Stock Option Agreement. Twenty-five percent (25%) of these options will vest immediately, with the balance vesting over a three-year period commencing with the first anniversary of the grant. Upon a change-of-control (to be defined in the employment agreement between the Company and yourself), all unvested options will vest immediately, and you will have a fixed period of time as specified in the Stock Plan in which to exercise the options.

3.	If the Company is sold or merged into another company within two years of commencement of your employment with the Company and (a) you are still employed by the Company, (b) the Company is sold for more than $3.00 per share (during the first year of employment only), and (c) the resulting aggregate difference between the exercise price of your options and the fair market value of the common stock underlying your options is less than $600,000, the amount of such difference, if any, will be payable to you at closing in the form of a one-time bonus payment.

4.	You will be nominated for election as a member of the Company’s Board of Directors. You will be entitled to vacation, health benefits, life insurance, sick pay, holidays and 401k (non-contributory) in accordance with Company policy for executive management in effect and as may change from time to time. Standard executive employee benefits are four (4) weeks vacation; six (6) sick days; four (4) additional personal days; life insurance equal to two times base salary, but not to

Mr. Richard Erickson
March 15, 2002
Page Three

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6.	exceed $600,000; United Healthcare health insurance (PPO or less costly POS coverage, at employee's option); and Delta Dental dental insurance.

7.	If your employment is terminated for reasons other than cause (to be defined as gross negligence or willful misconduct), you will be eligible for twelve (12) months of salary continuation provided you execute a Severance and Release Agreement in form and substance satisfactory to the Company, including a one-year non-compete and non-solicitation agreement. In the event your employment is terminated or position is materially changed as a result of a change-of-control (to be defined in the employment agreement between the Company and yourself), you will be entitled to twelve (12) months of salary continuation and the appropriate prorated percentage of bonus based on the normal company bonus schedule, if earned.

8.	Other provisions of the employment agreement including, among other things, description of duties, cessation of employment, confidentiality, notice and choice of law, will be as set forth in the employment agreement.

Please signify your acceptance of and agreement to the foregoing terms by signing in the space provided below for this purpose.

Very truly yours,

STAN GANG

Stan Gang
Chairman of the Board

ALL OF THE FOREGOING IS ACCEPTED AND
AGREED TO THIS 15TH DAY OF MARCH 2002:

RICHARD ERICKSON

Richard Erickson